REANDA
CERTIFIED PUBLIC ACCOUNTANTS
Room 2008,20/Floor,East Wing,Building1,ZhuBang 2000 Tower, No.100 BaLiZhuangXiLi,Chaoyang District,Beijing 100025,P.R.C
Tel:0086-10-85866870,85866871,85866872,85866873,
Fax:0086-10-85866877

利安達信隆會計師事務所
中國北京朝陽區八裏莊西裏100號
住邦2000壹號樓東區2008室
電話：0086-10-85866870,85866871,85866872,85866873
傳真：0086-10-85866877
郵編：100025

Consent of Independent Registered Public Accounting Firm

Diguang International Development Co., Ltd.
Shenzhen, People's Republic of China

We hereby consent to the use in this Registration Statement of our report dated March 23, 2007, relating to the consolidated financial statements of Diguang International Development Co., Ltd. for the years ended December 31, 2005 and 2006, which is contained in that Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

Reanda CPAs
(Formerly known as BDO Reanda)
Beijing, People's Republic of China
August 7, 2008